UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2006

KBL HEALTHCARE ACQUISITION CORP. II

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51228	20-1994619
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

757 Third Avenue, 21st Floor, New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 319-5555

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

COMMENCING SHORTLY AFTER THE FILING OF THIS CURRENT REPORT ON FORM 8-K, KBL HEALTHCARE ACQUISITION CORP. II (“KBL”) INTENDS TO HOLD PRESENTATIONS FOR CERTAIN OF ITS STOCKHOLDERS, AS WELL AS OTHER PERSONS WHO MIGHT BE INTERESTED IN PURCHASING KBL’S SECURITIES, REGARDING ITS ACQUISITION (“ACQUISITION”) OF SUMMER INFANT, INC., AND SII’S SISTER COMPANIES, SUMMER INFANT EUROPE, LIMITED, AND SUMMER INFANT ASIA, LTD. (“COLLECTIVELY, “SUMMER”), AS DESCRIBED IN THIS REPORT. THIS CURRENT REPORT ON FORM 8-K WILL BE DISTRIBUTED TO PARTICIPANTS AT SUCH PRESENTATIONS.

EARLYBIRDCAPITAL, INC. (“EBC”), THE MANAGING UNDERWRITER OF KBL’S INITIAL PUBLIC OFFERING (“IPO”) CONSUMMATED IN APRIL 2005, IS ASSISTING KBL IN THESE EFFORTS WITHOUT CHARGE, OTHER THAN THE REIMBURSEMENT OF ITS OUT-OF-POCKET EXPENSES, ALTHOUGH EBC WILL BE PAID A CASH FINDER’S FEE AT THE CLOSING OF THE ACQUISITION EQUAL TO ONE (1%) PERCENT OF THE CONSIDERATION PAID IN THE ACQUISITION. KBL AND ITS DIRECTORS AND EXECUTIVE OFFICERS, AND EBC MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICIATION OF PROXIES FOR THE SPECIAL MEETING OF KBL’S STOCKHOLDERS TO BE HELD TO APPROVE THE ACQUISITION.

STOCKHOLDERS OF KBL AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, KBL’S PRELIMINARY PROXY STATEMENT AND DEFINITIVE PROXY STATEMENT IN CONNECTION WITH KBL’S SOLICITATION OF PROXIES FOR THE SPECIAL MEETING BECAUSE THESE PROXY STATEMENTS WILL CONTAIN IMPORTANT INFORMATION. SUCH PERSONS CAN ALSO READ KBL’S FINAL PROSPECTUS, DATED APRIL 21, 2005, FOR A DESCRIPTION OF THE SECURITY HOLDINGS OF KBL’S OFFICERS AND DIRECTORS AND OF EBC AND THEIR RESPECTIVE INTERESTS IN THE SUCCESSFUL CONSUMMATION OF THIS BUSINESS COMBINATION. THE DEFINITIVE PROXY STATEMENT WILL BE MAILED TO STOCKHOLDERS AS OF A RECORD DATE TO BE ESTABLISHED FOR VOTING ON THE ACQUISITION. STOCKHOLDERS WILL ALSO BE ABLE TO OBTAIN A COPY OF THE DEFINITIVE PROXY STATEMENT, WITHOUT CHARGE, BY DIRECTING A REQUEST TO: KBL HEALTHCARE ACQUISITION CORP. II, 757 THIRD AVENUE, 21ST FLOOR, NEW YORK, NEW YORK 10017. THE PRELIMINARY PROXY STATEMENT AND DEFINITIVE PROXY STATEMENT, ONCE AVAILABLE, AND THE FINAL PROSPECTUS CAN ALSO BE OBTAINED, WITHOUT CHARGE, AT THE SECURITIES AND EXCHANGE COMMISSION’S INTERNET SITE (http://www.sec.gov).

SUMMER’S FINANCIAL INFORMATION CONTAINED HEREIN IS UNAUDITED AND PREPARED BY SUMMER AS A PRIVATE COMPANY, IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, AND MAY NOT CONFORM TO SEC REGULATION S-X. ACCORDINGLY, SUCH HISTORICAL INFORMATION MAY BE ADJUSTED AND PRESENTED DIFFERENTLY IN KBL’S PROXY STATEMENT TO SOLICIT STOCKHOLDER APPROVAL OF THE ACQUISITION.

Item 1.01 Entry into a Material Definitive Agreement.

General; Structure of Acquisition

On August 31, 2006, KBL Healthcare Acquisition Corp. II (“KBL”), and its wholly owned subsidiary, SII Acquisition Corp. (“Acquisition Sub”), entered into an Agreement and Plans of Reorganization (“Acquisition Agreement”) with each of Summer Infant, Inc. (“SII”), Summer Infant Europe, Limited (“SIE”), and Summer Infant Asia, Ltd. (“SIA” and, collectively, with SII and SIE, the “Targets”), and all of the stockholders of each of the Targets (collectively, the “Stockholders”). Under the terms of the Acquisition Agreement, (i) SII will be merged with and into Acquisition Sub and (ii) all of the outstanding capital stock of SIE and SIA will be acquired directly by KBL. As a result, upon consummation of these transactions (the “Acquisition”), each of the Targets will be a wholly owned subsidiary of KBL. As used in this Report, the term “Summer” includes each of the Targets.

Based in North Smithfield, Rhode Island, Summer designs, markets and distributes branded durable juvenile health and safety products for infants and toddlers. Summer’s products are sold primarily to large U.S. retailers such as Babies R Us, Target, K-Mart, Buy Buy Baby, Meijer, Chelsea & Scott (One Step Ahead) and Baby Depot (Burlington Coat Factory). Summer currently has over sixty proprietary products, including nursery audio/video monitors, safety gates, durable bath products, bed rails, infant thermometers, booster and potty seats, and bouncers.

Summer maintains through SIE a sales, marketing and distribution office in England, which services the United Kingdom and other parts of Europe. SIE’s largest customers are Mothercare, Toys R Us, Argos, Mammas & Pappas, Sainsbury and Tesco. In 2005, SII accounted for approximately 90% of revenue and SIE accounted for approximately 10%.

Summer maintains through SIA a product development, engineering and quality assurance office, which oversees the production of all product lines made in China.

Summer’s unaudited net sales were approximately $35.4 million for 2005, an increase of more than 65% as compared to net sales of $21.1 million for 2004. Unaudited net sales for the first half 2006 were approximately $26.1 million, an increase of more than 50% as compared to net sales of approximately $16.7 million for the first half 2005. Unaudited net income for 2005 was approximately $1.2 million and was approximately $1.8 million for the first half of 2006.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was approximately $2.1 million in 2005. EBITDA for the first half of 2006 was approximately $2.5 million, an increase of approximately 150% as compared to EBITDA of $1.0 million for the first half of 2005. EBITDA as a percent of net sales increased from 5.9% for 2005 to 9.4% for the first half of 2006.

The current executive officers of Summer, including Jason P. Macari, the Chief Executive Officer, will continue in their positions with Summer after the Acquisition. Mr. Macari also will become the Chief Executive Officer of KBL upon consummation of the Acquisition. Dr. Marlene Krauss, KBL’s current Chief Executive Officer, will become

Chairman of the Board of KBL upon consummation of the Acquisition. Steven Gibree, currently the Executive Vice President of Product Development of Summer, shall become Executive Vice President of Product Development of KBL and Summer upon consummation of the Acquisition. Rachelle Harel, SIE’s current Managing Director will become SIE’s Director and General Manager upon consummation of the Acquisition. It is anticipated that Joseph Driscoll, currently Chief Financial Officer of ACT Electronics, Inc., an electronics manufacturer, will become Chief Financial Officer of Summer and, upon consummation of the Acquisition, of KBL.

Upon consummation of the Acquisition, the board of directors of KBL will be increased to seven members. The board will include two persons designated by the Stockholders, such designees initially being Messrs. Macari and Gibree, and two persons designated by certain stockholders of KBL (“Founding KBL Holders”), such designees initially being Dr. Krauss and a person (“Other KBL Designee”) to be selected prior to the mailing of the proxy statement to KBL stockholders in connection with the meeting of such stockholders to consider the Acquisition. The other three members of the board shall be mutually designated by the Stockholders and Founding KBL Holders. Each of the three mutual designees and the Other KBL Designee shall be “independent directors” within the meaning of the Nasdaq rules. The Stockholders, on the one hand, and the Founding KBL Holders, on the other hand, have entered into a voting agreement pursuant to which they have agreed to vote for the other’s designees to the board of directors of KBL through the annual meeting of the stockholders of KBL to be held in 2009.

The Stockholders owning all of the outstanding voting stock of the Targets have approved and adopted the Acquisition Agreement in accordance with the applicable corporate or company laws of each Target’s jurisdiction of formation.

The Acquisition are expected to be consummated in the fourth quarter of 2006 or the first quarter of 2007 after the required approval by the stockholders of KBL and the fulfillment of certain other conditions, as discussed herein.

Under the terms of the Acquisition Agreement, it has been agreed that any redemption of KBL’s outstanding public warrants following consummation of the acquisition would include the provision of cashless exercise rights to the holders thereof.

Transaction Consideration

Pursuant to the Acquisition Agreement, the Stockholders, in exchange for all of the securities of Summer outstanding immediately prior to the Acquisition, will receive from KBL an aggregate of $20 million cash and 3,916,667 shares of KBL common stock (“Transaction Shares”), subject to downward adjustment based on Summer’s Net Worth (as defined in the Acquisition Agreement), as described below.

The Stockholders also will be entitled to receive up to an additional aggregate of 2,500,000 shares of KBL common stock (“Contingent Shares”) in the event that the last sales price of KBL common stock is equal to or exceeds $8.50 on any twenty (20) trading days during any thirty (30) consecutive trading day period commencing on the three-month anniversary of the closing of the Acquisition and ending on April 20, 2009.

The Stockholders also will be entitled to receive cash payments equal to 50% of the difference between actual EBITDA (as defined in the Acquisition Agreement) for the years ending December 31, 2006, 2007 and 2008 and prescribed EBITDA benchmarks for each of those years of $4.2 million, $10 million and $15 million, respectively. These cash payments shall not exceed $5 million in the aggregate for the three years.

Immediately following the Acquisition, and assuming no holders of KBL common stock vote against the acquisition and elect to convert such stock into cash, the Stockholders will own approximately 25.9% of the total issued and outstanding KBL common stock, assuming that none of the Contingent Shares are issued. Giving effect to the issuance of the Contingent Shares, and assuming no holders of KBL common stock vote against the acquisition and elect to convert such stock into cash, the Stockholders would own approximately 36.4% of the total issued and outstanding KBL common stock.

1,000,000 of the Transaction Shares will be placed into escrow to secure the indemnity rights of KBL under the Acquisition Agreement. An additional 391,667 of the Transaction Shares will be placed into escrow to secure KBL’s right to recapture all or a portion of such shares if Summer’s Net Worth (as defined in the Acquisition Agreement) at the closing of the Acquisition is less than Summer’s Net Worth at June 30, 2006. Each of these escrows will be governed by the terms of an Escrow Agreement, a copy of which is attached to this Report as an exhibit.

The Stockholders have agreed not to sell any of the KBL common stock they receive in the Acquisition until April 21, 2008, subject to certain exceptions.

KBL received an opinion from Capitalink, LLC, dated as of August 24, 2006, that the consideration being paid to the Stockholder by KBL in the Acquisition is fair, from a financial point of view, to KBL’s stockholders and that the fair market value of Summer is at least equal to 80% of KBL’s net assets.

Registration Rights

In connection with the Acquisition, the Stockholders will be granted the rights to have any and all of the shares of KBL common stock received by them in the Acquisition registered under the Securities Act of 1933, as amended, upon the demand of holders of at least the majority of such shares. In addition, the Stockholders receive piggyback registration rights with respect to such shares.

Finders’ Fees

EarlyBirdCapital, Inc. (“EBC”), which served as the managing underwriter in KBL’s initial public offering, will receive a cash finder’s fee at the closing of the Acquisition equal to one (1%) of the consideration to be paid in the Acquisition and Brooks, Houghton & Company, Inc., an advisor to Summer, will receive a cash finder’s fee at the closing of the Acquisition equal to two (2%) of the consideration to be paid in the Acquisition.

Representations and Warranties

The Acquisition Agreement contains representations and warranties of each of Summer and KBL relating to, among other things, (a) proper corporate organization and similar corporate matters, (b) capital structure of each constituent company, (c) the authorization, performance and enforceability of the Acquisition Agreement, (d) licenses and permits, (e) taxes, (f) financial information and absence of undisclosed liabilities, (g) holding of leases and ownership of other properties, including intellectual property, (h) contracts, (i) litigation, (j) title to properties, (k) absence of certain changes, (l) employee matters, (m) compliance with laws and (n) compliance with applicable provisions of securities laws. The Stockholders (other than Rachelle Harel who is not receiving any shares) have represented and warranted, among other things, as to their accredited investor status and the absence of encumbrances on their Summer securities.

Covenants

KBL and Summer have each agreed to take such actions as are necessary, proper or advisable to consummate the Acquisition. They have also agreed to continue to operate their respective businesses in the ordinary course prior to the closing and not to take certain specified actions without the prior written consent of the other party.

The Acquisition Agreement also contains additional covenants of the parties, including covenants providing for:

(i) The parties to use commercially reasonable efforts to obtain all necessary approvals from stockholders, governmental agencies and other third parties that are required for the consummation of the transactions contemplated by the Acquisition Agreement;

(ii) Summer to maintain insurance polices providing insurance coverage for its business and its assets in the amounts and against the risks as are commercially reasonable for the businesses and risks covered;

(iii) The protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;

(iv) KBL to prepare and file a proxy statement to solicit proxies from the KBL stockholders to vote in favor of proposals regarding the adoption of the Acquisition Agreement and the approval of the Acquisition, the change of KBL’s name to one mutually selected by the parties, the increase of the number of authorized shares of KBL common stock from 36,000,000 to 100,000,000, an amendment to KBL’s certificate of incorporation deleting or modifying certain portions of Article Sixth thereof (relating to certain actions that will no longer be required after the Acquisition) and the adoption of a long-term incentive plan providing for the granting of options and other stock-based awards for not less than an aggregate of 1,600,000 shares of KBL common stock;

(v) KBL and Summer to use their reasonable best efforts to obtain the listing for trading on Nasdaq of the KBL common stock, warrants and units;

(vi) Summer to permit KBL to conduct reviews and ongoing due diligence of Summer and its operations, product development efforts, records audits and other reviews and related activities;

(vii) KBL and Summer to use commercially reasonable efforts to negotiate with the creditors of each of the Targets to obtain the agreement of each such creditor to terminate any and all personal guarantees by the Stockholders of any of the Targets’ indebtedness to such creditors, including supplying the guarantee of Parent in lieu of such personal guarantees (“Stockholder Guarantee Terminations”);

(viii) Summer and Messrs. Macari and Gibree, as owners of Faith Realty, LLC, an affiliated entity of Summer that owns the new facilities currently under construction that are intended for use by Summer, to use their best commercial efforts to negotiate and execute all agreements and consents required to affect the contribution of all the assets, properties, liabilities and obligations of Faith Realty, LLC to SII (the “Faith Realty Contribution”) and to consummate the Faith Realty Contribution concurrently with the consummation of the Acquisition without payment of any consideration by Summer (other than SII’s assumption of any mortgage or construction indebtedness related thereto);

(ix) Summer and the Stockholders to waive their rights to make claims against KBL to collect from a trust fund established for the benefit of the KBL stockholders who purchased their securities in KBL’s IPO for any moneys that may be owed to them by KBL for any reason whatsoever, including breach by KBL of the Acquisition Agreement or its representations and warranties therein; and

(x) Each Stockholder, at or prior to closing of the merger, to repay to Summer all direct and indirect indebtedness and other obligations owed by them to Summer.

In addition, as soon as practicable after the closing, there shall be distributed to the Stockholders of SII, currently a subchapter “S” corporation, the sum of (i) an amount equal to the product of (A) SII’s net taxable income for the period commencing January 1, 2006 and ending on the date of Closing and (B) the highest combined marginal federal and state tax rate applicable to individuals residing in the State of Rhode Island with respect to such income or gain (taking into account the amount and character of the income or gain) minus (ii) all previous distributions made by SII to the Stockholders in respect of the 2006 taxable year and the 2007 taxable year, if applicable, prior to the Closing.

Conditions to Closing

General conditions

Consummation of the transactions is conditioned on the KBL stockholders, at a meeting called for these purposes, (i) adopting the Acquisition Agreement and approving the Acquisition, (ii) approving the change of KBL’s name, and (iii) approving the increase of the authorized shares of KBL common stock from 35,000,000 to 100,000,000.

The adoption of the Acquisition Agreement will require the affirmative vote of the holders of a majority of the KBL common stock voting at the meeting. The holders of the KBL common stock issued prior to its IPO, including the current officers and directors of KBL, have agreed to vote their shares in the matter of the approval of the Acquisition Agreement to the same effect as the majority of the shares sold in the IPO (“Public Shares”) are voted. Additionally, if holders owning 20% or more of the Public Shares vote against the transaction and exercise their right to convert their Public Shares into a pro-rata portion of the funds held in trust by KBL for the benefit of the holders of the Public Shares, then the transaction contemplated by the Acquisition Agreement cannot be consummated.

The approval of the KBL name change and the increase in the number of authorized shares of KBL common stock will require the affirmative vote of the holders of a majority of the outstanding common stock of KBL, and such approvals are conditions to the consummation of the Acquisition. The approval of the long-term incentive plan will require the affirmative vote of a majority of the outstanding KBL common stock present in person or by proxy at the stockholder meeting, and the amendment of Article VI of KBL’s certificate of incorporation will require the affirmative vote by the holders of a majority of the outstanding common stock of KBL present in person or by proxy at the stockholder meeting, but these approvals are not conditions to the consummation of the Acquisition.

In addition, the consummation of the transactions contemplated by the Acquisition Agreement is conditioned upon (i) no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such transactions, (ii) the execution by and delivery to each party of each of the various transaction documents, (iii) the delivery by each party to the other party of a certificate to the effect that the representations and warranties of each party are true and correct in all material respects as of the closing and all covenants contained in the Acquisition Agreement have been materially complied with by each party, (iv) the receipt of necessary consents and approvals by third parties and the completion of necessary proceedings and (v) KBL common stock being quoted on the OTC Bulletin Board or listed for trading on Nasdaq.

Summer’s conditions to closing

The obligations of Summer to consummate the transactions contemplated by the Acquisition Agreement also are conditioned upon each of the following, among other things:

(i) At the closing, there shall have been no material adverse change in the assets, liabilities or financial condition of KBL or its business since the date of the Acquisition Agreement;

(ii) The trust fund established for the benefit of the holders of KBL’s Public Shares shall contain no less than $49,168,000 and shall be dispersed to KBL immediately upon the closing, less (i) amounts paid to the Stockholders at closing as consideration in the acquisition ($20 million), (ii) amounts paid to KBL stockholders who have elected to convert their shares to cash in accordance with KBL’s certificate of incorporation, (iii) repayment of any interest-free loans made by certain stockholders of KBL to fund necessary operating expenses of KBL prior to closing and (iv) expenses incurred by KBL in connection with the business combination that are not otherwise paid with KBL’s assets held outside of the trust fund;

(iii) The Stockholders Guarantee Terminations shall have been obtained; and

(iv) At the closing, KBL and Dr. Krauss shall enter into an employment agreement and KBL shall execute and deliver and/or accept employment agreements with each of Messrs. Macari and Gibree and Ms. Harel, as described below.

KBL’s conditions to closing

The obligations of KBL to consummate the transactions contemplated by the Acquisition Agreement also are conditioned upon each of the following, among other things:

(i) At the closing, there shall have been no material adverse change in the assets, liabilities or financial condition of Summer, its subsidiaries or their businesses since the date of the Acquisition Agreement;

(ii) KBL shall have received Summer’s audited consolidated financials for the year ended December 31, 2005 and reviewed consolidated financials for the six months ended June 30, 2006 of Summer (and PCOAB-firm audited 2004 and 2003 financials as and if required by the applicable proxy rules) and such financials shall not materially differ from the draft financials and such supplied by Summer prior to the date hereof.

(iii) The Faith Realty Contribution shall be effective as of the closing and Summer shall have given no consideration therefor, except its assumption of mortgage or construction indebtedness related to such property.

(iv) At the closing, each of Messrs. Macari and Gibree and Ms. Harel shall have executed and delivered the employment agreements, as described below.

Indemnification

As the sole remedy for the obligation of the Stockholders to indemnify and hold harmless KBL for any damages, whether as a result of any third party claim or otherwise, and which arise as a result of or in connection with the breach of representations and warranties and agreements and covenants of Summer or in connection with an identified, existing action (“Pending Claim”), 1,000,000 Transaction Shares will be held back upon consummation of the Acquisition, which shall be placed in escrow with an independent escrow agent (“Escrow Fund”). Any indemnification payments shall be paid solely from the shares held back or, at the election of the Stockholders, in cash paid by the Stockholders in substitution for such shares. For purposes of satisfying an indemnification claim, shares of KBL common stock will be valued at the average reported last sales price for the ten trading days ending on the last day prior to the day that the claim is paid. Claims for indemnification may be asserted by KBL once the damages exceed $500,000 and are indemnifiable to extent that damages exceed $500,000.

Any shares of KBL common stock remaining in the Escrow Fund upon the later of (a) the date that is sixteen months after the Effective Time and (b) 30 days after Parent has filed with the SEC its annual report on Form 10-KSB for the year ending December 31, 2007 (such period, the “Escrow Period”) shall be released to the Stockholders, except those shares reserved against any claims arising prior to that date, including a pending claim identified in Schedule 2.10 of the Acquisition Agreement, if same has not been adjudicated, settled, dismissed or otherwise resolved in its entirety with respect to Summer and its subsidiaries and affiliates prior to such date, in such amounts and manner as prescribed in the Escrow Agreement.

Termination

The Acquisition Agreement may be terminated at any time, but not later than the closing, as follows:

(i) By mutual written consent of KBL and Summer;

(ii) By either Parent or Summer if the Transactions shall not have been consummated by April 21, 2007 for any reason; provided, however, that this right to terminate would not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of the Acquisition Agreement;

(iii) By either KBL or Summer if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which order, decree, ruling or other action is final and nonappealable;

(iv) By either KBL or Summer if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach; or

(v) By either KBL or Summer if, at the KBL stockholder meeting, the Acquisition Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of KBL common stock, or 20% or more of the Public Shares request conversion of their shares into the pro rata portion of the trust fund in accordance with KBL’s certificate of incorporation.

Employment Agreements

Jason Macari

In connection with the consummation of the Acquisition, Mr. Macari will enter into a full-time employment agreement with KBL. Under the terms of the employment agreement, Mr. Macari will serve as the Chief Executive Officer of KBL and Summer for an initial term of three years. The employment agreement provides that Mr. Macari will receive an annual base salary of $275,000. Mr. Macari also may be awarded a bonus in an amount equal to up to 50% of his base salary during any fiscal year during the employment term. One half of such bonus would be based on his performance against performance criteria for such fiscal year to be set, in writing, by KBL’s compensation committee within 45 days after the Board of Directors approves the budget for such year and the remaining portion would be awarded in the discretion of the compensation committee. The employment agreement provides that, in the event of the termination of Mr. Macari’s employment by KBL without cause or upon termination of his employment as a result of KBL’s breach of the employment agreement, KBL will continue to pay him his base salary in accordance with KBL’s normal payroll schedule for a period of 12 months from the date of termination. The employment agreement contains certain restrictive covenants that prohibit Mr. Macari from disclosing information that is confidential to KBL and its subsidiaries and generally prohibits him, during the employment term and for one year thereafter, from soliciting or hiring the employees of KBL and its subsidiaries or competing with KBL or Summer.

Steven Gibree

In connection with the consummation of the Acquisition, Mr. Gibree will enter into a full-time employment agreement with KBL. Under the terms of the employment agreement, Mr. Gibree will serve as the Executive Vice President of Product Development of KBL and Summer for an initial term of three years. The employment agreement provides that Mr. Gibree will receive an annual base salary of $220,000. Mr. Gibree also may be awarded a bonus in an amount equal to up to 50% of his base salary during any fiscal year during the employment term. One half of such bonus would be based on his performance against performance criteria for such fiscal year to be set, in writing, by KBL’s compensation committee within 45 days after the Board of Directors approves the budget for such year and the remaining portion would be awarded in the discretion of the compensation committee. The employment agreement provides that, in the event of the termination of Mr. Gibree’s employment by KBL without cause or upon termination of his employment as a result of KBL’s breach of the employment agreement, KBL will continue to pay him his base salary in accordance with KBL’s normal payroll schedule for a period of 12 months from the date of termination. The employment agreement contains certain restrictive covenants that prohibit Mr. Gibree from disclosing information that is confidential to KBL and its subsidiaries and generally prohibits him, during the employment term and for one year thereafter, from soliciting or hiring the employees of KBL and its subsidiaries or competing with KBL or Summer.

Rachelle Harel

In connection with the consummation of the Acquisition, Rachelle Harel will enter into a full-time employment agreement with SIE. Under the terms of the employment agreement, Ms. Harel will serve as the Director and General Manager of SIE until she or SIE terminates the agreement by giving at least six months’ prior written notice to the other party. The employment agreement provides that Ms. Harel will receive an annual base salary of £81,300. Ms. Harel also may be awarded a bonus in the discretion of the board of directors of KBL. The employment agreement contains certain restrictive covenants that prohibit Ms. Harel from disclosing information that is confidential to KBL and Summer and their subsidiaries and generally prohibits her, during the employment term and for one year thereafter, from soliciting or hiring the employees of KBL and its subsidiaries, or during the employment term and for six months thereafter, competing with KBL or Summer.

Joseph Driscoll

It is anticipated that, prior to or upon consummation of the Acquisition, Mr. Driscoll will enter into a full-time employment agreement with Summer. Under the terms of the employment agreement, Mr. Driscoll will serve as the Chief Financial Officer of Summer and after the consummation of the Acquisition, of KBL, for an initial term of two years. The employment agreement provides that Mr. Driscoll will receive an annual base salary of $170,000. Mr. Driscoll will also receive a cash bonus of $50,000 upon the consummation of the Acquisition. Mr. Driscoll also may be awarded a bonus in an amount equal to up to 25% of his base salary during fiscal year 2007 provided, that Summer attains its projected revenue, net income and other performance criteria goals as determined in writing by the Compensation Committee of the Board prior to or within sixty (60) days after Summer’s operating budget is established for calendar 2007. The employment agreement provides that, in the event of the termination of Mr. Driscoll’s employment by Summer without cause or upon termination of his employment as a result of Summer’s breach of the employment agreement, Summer will continue to pay him his base salary in accordance with Summer’s normal payroll schedule for a period of six months from the date of termination. The employment agreement contains certain restrictive covenants that prohibit Mr. Driscoll from disclosing information that is confidential to Summer, KBL and its subsidiaries and generally prohibits him, during the employment term and for one year thereafter, from soliciting or hiring the employees of Summer, KBL and its subsidiaries or competing with Summer or KBL.

Marlene Krauss

In connection with the consummation of the Acquisition, Dr. Krauss will enter into an employment agreement with KBL. Under the terms of the employment agreement, Dr. Krauss will serve as the Chairman of the Board of KBL for an initial term of three years. Dr. Krauss will not be required to devote her full business time to this position. The employment agreement provides that Dr. Krauss will receive an annual base salary of $125,000. The employment agreement provides that, in the event of the termination of Dr Krauss’s employment by KBL without cause or upon termination of her employment as a result of KBL’s breach of the employment agreement, KBL will continue to pay her base salary in accordance with KBL’s normal payroll schedule for a period of 12 months from the date of termination. The employment agreement contains certain restrictive covenants that prohibit Dr. Krauss from disclosing information that is confidential to KBL and its subsidiaries. The employment agreement also provides that if Dr. Krauss engages in competitive activity, such activity would be grounds for termination of her employment for cause.

Item 3.02 Unregistered Sales of Equity Securities.

At closing, the Stockholders will receive an aggregate of 3,916,667 shares of KBL common stock, subject to adjustments described above in Item 1.01. These shares of KBL common stock (in addition to any Contingent Shares that may be issued in the future) will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from the registration requirements as provided in Section 4(2) of the Securities Act.

Item 5.01 Change in Control of Registrant

As a result of the arrangements regarding the election of KBL directors who will serve as such after the closing of the Acquisition that are described above in Item 1.01, a change in control of KBL will occur as a result of the Acquisition. As such event will take place more than 60 days after the filing of this Report and because not all of the persons who will so serve have yet been designated and the amounts of KBL common stock to be owned by the directors immediately after the Acquisition cannot yet be determined, KBL is at this time unable to provide information regarding the beneficial ownership of KBL common stock by those persons who will be its directors immediately after the Acquisition. Such information will be provided in the proxy statement that KBL will distribute to its stockholders to solicit their vote to approve the Acquisition and the other proposals that will be presented to them for consideration in connection with the Acquisition.

Item 7.01 Regulation FD Disclosure

Summer and its Business

General

Based in North Smithfield, Rhode Island, Summer designs, markets and distributes branded durable juvenile health and safety products for infants and toddlers. Summer’s products are sold primarily to large U.S. retailers such as Babies R Us, Target, K-Mart, Buy Buy Baby, Meijer, Chelsea & Scott (One Step Ahead), Baby Depot (Burlington Coat Factory) and Wal-Mart. Summer currently has over sixty proprietary products, including nursery audio/video monitors, safety gates, durable bath products, bed rails, infant thermometers, booster and potty seats, and bouncers.

Summer maintains through SIE a sales, marketing and distribution office in England, which services the United Kingdom and other parts of Europe. SIE’s largest customers are Mothercare, Toys R Us, Argos, Mammas & Pappas, Sainsbury and Tesco. In 2005, SII accounted for approximately 90% of revenue and SIE accounted for approximately 10%.

Summer maintains through SIA a product development, engineering and quality assurance office, which oversees the production of all product lines made in China.

Summer’s unaudited net sales were approximately $35.4 million for 2005, an increase of more than 65% as compared to net sales of $21.1 million for 2004. Unaudited net sales for the first half 2006 were approximately $26.1 million, an increase of more than 50% as compared to net sales of approximately $16.7 million for the first half 2005. Unaudited net income for 2005 was approximately $1.2 million and was approximately $1.8 million for the first half of 2006.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was approximately $2.1 million in 2005. EBITDA for the first half of 2006 was approximately $2.5 million, an increase of approximately 150% as compared to EBITDA of $0.99 million for the first half of 2005. EBITDA as a percent of net sales increased from 5.9% for 2005 to 9.4% for the first half of 2006.

Products

Summer sells over sixty different proprietary products listed in order of dollar volume importance: (i) baby gates (approximately 28% of 2005 sales), (ii) nursery audio/video monitors (approximately 27% of 2005 sales, (iii) durable bath products (approximately 19% of 2005 sales), (iv) infant thermometers, grooming kits and related health and safety products (approximately 9% of 2005 sales), (v) bed rails (approximately 8% of 2005 sales), (vi) booster seats and potty seats (approximately 5% of 2005 sales), and (vii) bouncers (approximately 4% of 2005 sales).

A brief discussion of each category follows:

Nursery audio/video monitors

Summer produces and distributes audio only monitors, priced to retail between $19.99 and $69.99 per unit; audio/video monitors — both handheld and stationary — priced to retail between $99.99 to $199.99 per unit; a car A/V monitor; and a prenatal heart listening device, retail priced at $19.99 to $39.99 per unit. Summer is the market leader in the A/V segment of the industry with an estimated 45% market share. The A/V monitors enable caregivers to remotely see and hear a baby, provide a coverage range of up to 300 feet from the monitor, and feature night vision technology that allows viewing the baby even in a darkened room.

Summer also produces and distributes prenatal heart listening devices. Summer’s product allows the user to listen to and record the unborn baby’s heartbeat and movements. This product is not marketed as a medical device.

Baby gates

Summer produces and distributes a broad line of gates with distinctive features such as walk-through doors, one-handed operation, simple pressure installation, tall gates, 12’ wide gates, and alarm features. Summer’s baby gates retail in the range of $49.99 to $99.99 per unit.

Durable bath products

Summer produces and distributes approximately ten baby bath tubs/ slings/ showers/ and spas. The products are designed to provide a safe, clean and convenient place to wash and bath the baby. Innovative Summer features include folding tubs, head supports, battery operated shower and spa with clean water reservoir and safety temperature tester. Retail prices range from $ 5.99 for a baby bath sling to $39.99 for a “Baby Bath Spa and Shower.”

Bed rails

Summer produces and distributes four different bed rail safety devices. Distinctive features include fully preassembled, fold down rails, and double and triple rails that are joined under the mattress to insure a tight fit at the head and sides of the bed. Retail prices range from $19.99 for a single rail to $49.99 for a triple-adjustable bed rail.

Infant thermometers, grooming kits and related health and safety products

Summer produces and distributes eight different digital thermometers, forehead thermometer strips, finger brushes, tooth brushes, hair brush and comb kits, nail clippers, medicine dispensers, baby mitts, ear and throat exam kits, and similar products.

Booster Seats and Potty Seats

Summer produces and distributes a booster seat, retailing around $29.99 per unit and a potty seat priced to sell at around $9.99. Booster features include height adjustment and compactness for travel. The potty seat is convertible into a child’s step stool.

Bouncers

Summer produces and distributes six models of bouncers aimed at the mid to upper tier price points which retailing at $39.99 to $49.99 per unit. Distinctive features include vibrating, rocking motions, reclining adjustments, electronic mobiles, multiple melodies, travel cases, and folding canopies.

New product development teams have also been established to enter several new categories in 2007 and 2008. The first team is focused on Wheeled goods, play yards, swings, high chairs, and other “large furniture” categories. The second team is focused on the infant soft goods market comprised mainly of bedding, blankets, home furnishings, layette, and soft bath products. These two teams are scheduled to release new products to the market starting in mid 2007.

Product Development and Design

Summer’s management believes that product development is a critical element of its strategy and success to date. Summer’s product strategy is to produce proprietary products that provide distinctive benefits, are visually appealing, provide convenience and will appeal to the mid-tier and upper-tier buyers. Summer’s U.S. retailers are strategically motivated to buy innovative, up-market products. Summer’s main product development efforts are located at their RI corporate office, but also have development efforts in China (four-person sourcing, electronics, and QA team), S. Carolina (four-person soft goods design office), and England (two person team to meet UK and EU standards and market demands).

Summer obtains all necessary regulatory agency approvals for each of its products. In the U.S., these approvals may include one or more of, among others, the Consumer Product Safety Commission (“CPSM”), the American Society of Test Methods (ASTM, International), the Juvenile Products Manufacturing Association (“JPMA”), the Federal Communications

Commission (“FCC”), and the Food and Drug Administration (“FDA”). Summer conducts its own internal testing, which uses a foreseeable use and abuse testing method, and is designed to subject each product to the “worst case scenario.” Summer’s products are also frequently tested by independent, outside government-certified labs.

Summer carries product liability insurance policy which provides Summer with $8 million of liability coverage, with a small deductible. Summer consults with its insurer to ascertain appropriate liability coverage for its product mix. Summer anticipates increasing its insurance coverage in the future in line with its expanding sales and product breadth.

Suppliers and Manufacturing, Summer Asia

Except for certain injection-molded bath tubs, potty seats, and gates which are manufactured in the U.S, substantially all other Summer’s products are manufactured in southern China at factories near Hong Kong. Summer currently uses seven Chinese factories. Accordingly, Summer is not dependent on any one manufacturer. Summer owns its own molds, SIA provides Summer with a local sourcing presence and the ability to oversee quality, electronic engineering and other issues that may arise during production.

Summer uses two Leominster, MA manufacturers for its injection molded products, bath tubs, potty seats and gates. Domestically produced goods account for between 15% and 20% of Summer’s annual sales.

Facilities; Distribution

Summer is currently headquartered in a leased 13,000 sq. foot facility in North Smithfield, Rhode Island.

Summer maintains its inventory at its warehouses in Long Beach, CA, Cumberland, RI, Worcester and Leominster, MA and Felixstowe, U.K.

Summer is in the process of building a new 52,000 square foot headquarters/warehouse facility in Woonsocket, Rhode Island and intends to move into its new facility by end of June of 2007. The facility plans provide for 12,000 square feet of office space and a 40,000 square foot warehouse. The Woonsocket facility is expected to replace the Cumberland contract warehouse facility and the North Smithfield office headquarters.

Most of Summer’s customers pick up their goods at the regional warehouses on terms that are FOB warehouse. Summer also uses UPS and other common carriers for deliveries to customers, primarily the smaller retailers and specialty stores.

Sales and Marketing, Customers

Approximately 90% of all sales of Summer products are marketed directly by Summer to its large retail customers. Summer also uses the services of independent sales representatives to distribute its products to smaller accounts. These sales representatives are compensated directly by Summer on a commission basis.

Summer Infant Europe

SIE was organized in 2003 to target U.K.’s growing market for juvenile products. SIE is based in Hertfordshire, a suburb north and west of London. SIE is responsible for European sales, marketing and distribution. SIE’s sales are primarily within the U.K.

SIE projects 2006 sales of $5.5 million US (or £3 million).

Management

Summer is lead by an experienced management team with significant experience in the juvenile products industry:

Jason P. Macari, President, Founder and Principal Owner. Mr. Macari, the founder of Summer Infant, Inc., has more than 20 years of industry experience. Prior to his purchase of Summer in 2001, Mr. Macari was Vice President of Product Development and General Manager of Safety 1st, Inc., a leading manufacturer of safety and baby products from August 1994 to June 2001. At Safety 1st, Mr. Macari was responsible for the development of all products as well as manufacturing support and sourcing; functional areas of responsibility included Engineering, R&D, Marketing, QA, Operations, Sales, and HR. From May 1988 to August 1994, Mr. Macari managed the manufacturing engineering group of the Davol Division of CR Bard, a manufacturer of surgical products, and in such capacity was responsible for the transition of new products to production as well as the engineering support to 3 manufacturing facilities located in Rhode Island, Kansas and Mexico. From May 1984 to May 1988, Mr. Macari was employed as project engineer at Hasbro, Inc., the world’s second largest toy manufacturer, and in such capacity Mr. Macari led the product teams as project engineer to design and deliver new boys toys for ages 5 to 12. Mr. Macari is a graduate of Worcester Polytechnic Institute (BS Mechanical Engineering) and a graduate of Bryant College (MBA).

Steven Gibree, Owner and EVP Product Development. Mr. Gibree is Summer’s Executive Vice President of Product Development with management oversight of research and development, product design and engineering and manufacturing relations. Prior to being recruited to Summer, in November 2001, Mr. Gibree was the Vice President of Engineering for Little Kids, Inc., a manufacturer of innovative toys, from March 2001 to November 2001. From May 1997 to March 2001. Mr. Gibree was Director of Engineering at Safety 1st, Inc. From May 1985 to May 1997, Mr. Gibree was employed by Hasbro, rising to Project Manager for the Kid Dimension Division. Mr. Gibree is a graduate of the Hall Institute of Technology.

Joseph Driscoll, Chief Financial Officer. It is anticipated that Mr. Driscoll will become Chief Financial Officer of Summer in September 2006. From May 2001 to the present, Mr. Driscoll was employed as Vice President of Finance and later served as Chief Financial Officer for ACT Electronics, Inc., an electronics manufacturer. From May 2000 to May 2001, Mr. Driscoll was employed as Vice President of Finance for PCI, an internet based marketing services company. From April 1997 to May 2000, Mr. Driscoll was employed as Vice President of Finance and later served as Chief Financial Officer for Safety 1st, Inc. From September 1993 to April 1997, Mr. Driscoll was employed as Assistant Corporate Controller and later served as Director of Financial Reporting for Staples, Inc. From July 1986 to February 1992, Mr. Driscoll was employed as an Audit Manager for KPMG Peat Marwick. From February 1992 to September 1993, Mr. Driscoll was employed as Corporate Controller for E-II Holdings, Inc., an international consumer products company.

Rachelle Harel, SIE Managing Director of European Operations. Ms. Harel joined SIE in September 2002 and is responsible for starting Summer’s sales and distribution operation in the UK and Europe. Based in the U.K., Ms. Harel has more than 20 years of experience in the U.K. juvenile market, including product safety, retailing, and product development. From August 1999 to September 2002, Ms. Harel was employed as Vice President of Product Development for Dorel Europe Ltd., a manufacturer of juvenile consumer products. From June 1995 to August 1999, Ms. Harel was employed as a Director at Quality Management Solutions, a consulting company that provided safety and quality control consulting services to small manufacturers. From February 1990 to June 1995, Ms. Harel was employed as Quality Manager at Mothercare plc, a British retail chain specializing in the juvenile market. From November 1985 to February 1990, Ms. Harel was employed as a Team Leader at SGS Testing Laboratory, a consumer testing laboratory providing testing and certification services.

Brian Sundberg, VP Research and Development. Mr. Sundberg joined Summer in September 2004 as Vice President of Research and Development. His responsibilities include product conceptualization, development as well as industrial design management for new product lines and product line extensions. In October 2001, Mr. Sundberg founded his own company, Integrity Product Development, a consulting company that specialized in identifying and designing new products in the juvenile, medical, architectural lighting and giftware industries. From September 1991 to October 2001, Mr. Sundberg was employed at Safety 1st, Inc., where he held the titles of Senior Designer, Design Director and Vice President of Research and Development. From 1984 through 1991, Mr. Sundberg was employed first as a staff designer and then later as a senior designer for Marketing/Design Consultants, Inc. a consulting company that provided industrial and graphic design services to small manufacturing companies.

William L. Bassett, Vice President Sales. Mr. Bassett joined Summer in June 2003 as Director of Sales and was promoted to Vice President Sales in September 2005. His responsibilities include managing Summer’s sales efforts primarily in the U.S and Canada. He is responsible for Summer’s major retail relationships. From April 2001 to May 2003, Mr. Bassett was employed as Sales Director for Dorel Juvenile Group. While matriculating to obtain his MBA at Xavier University, Mr. Bassett was employed as a sales representative fro Papel Giftware from August 2000 to April 2001. From September 1998 to August 2000 Mr. Bassett was employed as a Director and National Sales Manager for Galerie au Chocolat, and managed all Galerie’s sales efforts in the US and internationally. From September 1996 to September 1998, Mr. Bassett was employed as a National Sales Manager for Dolly, Inc. From October 1988 to September 1996, Mr. Bassett was employed as Regional Sales Manager for Gibson Greetings, Inc., a designer and manufacturer of greeting cards, paper party goods and related specialty products. From September 1986 to October 1988 Mr. Bassett was employed as a Store Manager and Buyer for Juvenile Stores, Inc.

Anthony A. Paolo, Vice President Quality Assurance. Mr. Paolo joined Summer in March 2005 as Vice President Operations and Quality Assurance. His responsibilities include management of Summer’s worldwide supply chain, including purchasing, planning and distribution. He is also responsible for product safety and quality. From May 1996 to October 2004, Mr. Paolo held the position of Vice President of Corporate Quality at The First Years, Inc., a manufacturer and designer of juvenile products. From March 1993 to May 1996, Mr. Paolo was employed as an engineer at Davol, Inc., a subsidiary of CR Bard, a medical device manufacturer. From March 1988 to March 1993, Mr. Paolo was employed at GTE Government Systems, a government manufacturer contractor of telecommunications equipment. Mr. Paolo was employed at Raytheon Company, a government defense manufacturing contractor from August 1985 to March 1988.

Mark Gorton, Vice President Finance and I.T. Mr. Gorton joined Summer in August 2003 as financial controller. Mr. Gorton is now the Vice President of Finance at Summer and is responsible for all accounting and financial matters of Summer’s business, including the generation of financial reporting, bank relations, accounting firm relations and relationships with Summer’s other financial services providers. He is also responsible for the Company’s information technology and communication systems. From May 2001 to August 2003, Mr. Gorton was the Accounting Manager for the Outsource Services Division of Trammell Crow Company, a property management and corporate services company. Mr. Gorton was employed from May 1993 to May 2001 as Financial Controller at Action Automation and Controls, Inc., a distributor and manufacturer of custom automation equipment.

Competition

The industry has many participants with no dominant company, though certain companies have disproportionate strength in certain segments. The largest participants that carry products competitive with Summer Infant are Dorel Industries ( Safety 1st and Cosco brands) , Evenflo (Evenflo, Gerry, and Snugli brands), Fisher-Price (part of Mattel, Inc.), The First Years (a sub of RC2 Corporation), and Graco (sub of Newell Rubbermaid). In addition, the Company competes with a number of smaller private companies with sales under $50 million, such as KidCo, Inc., Kids II, and Regalo International, within certain of its product lines.

Employees

Summer employs 71 people overall with 44 employees working at Summer’s headquarters in North Smithfield, Rhode Island and another five employees at its warehouse facility in Rhode Island. Summer also has four (4) employees in California, eight in the United Kingdom, two in New York, four (4) in South Carolina and four in Hong Kong. Summer’s employees are comprised of the following major categories: (i) product development (24 employees); (ii) operations (26 employees); (iii) administrative and financial (13 employees) and (iv) sales (eight employees).

Non-GAAP Financial Measures

Calculation of EBITDA

Summer presents EBITDA because this information is relevant to Summer’s business. Summer defines EBITDA as net income (loss) before: income taxes; interest expense; other income (expense); and depreciation and amortization.

Summer’s Management uses EBITDA, as an important financial measure to assess the ability of Summer’s assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements, and otherwise meet its obligations as they become due. Summer’s management believes that the presentation of EBITDA included in this Form 8-K provides useful information regarding Summer’s results of operations because they assist in analyzing and benchmarking the performance and value of Summer’s business.

Although Summer uses EBITDA as a financial measure to assess the performance of its business, there are material limitations to using a measure such as EBITDA, as adjusted, including the difficulty associated with using it as the sole measure to compare the results of one company to another and the inability to analyze significant items that directly affect a company’s net income (loss) or operating income because it does not include certain material costs, such as interest and taxes, necessary to operate its business. In addition, Summer’s calculation of EBITDA may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measures that are computed in accordance with GAAP. Summer’s management compensates for these limitations in considering EBITDA in conjunction with its analysis of other GAAP financial measures, such as net income (loss).

The following table presents a reconciliation of EBITDA to net income, its most directly comparable GAAP financial measure, on a historical basis, for the periods presented:

Reconciliation of unaudited EBITDA, as adjusted, to Net Income (Loss) $000s

	Six Months Ended June 30		Fiscal Year Ended December 31
	2006	2005	2005	2004	2003
Net income (loss)	1,758	717	1,222	943	854
Income taxes*	0	0	0	0	0
Interest expense	402	117	448	131	120
Depreciation and amortization	288	156	402	228	144
EBITDA	2,448	990	2,072	1,302	1,118

*	Summer is an “S” Corporation.

Investor Presentation

Attached as Exhibit 99.3 to this Report is the form of slide show presentation that has been used by KBL in presentations for certain of its stockholders.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits:

Exhibit	Description
10.1	Acquisition Agreement dated August 31, 2006 among KBL Healthcare Acquisition Corp. II (“KBL”), SII Acquisition Corp. (“Acquisition Corp.”), Summer Infant, Inc. (“SII”), Summer Infant Europe, Limited (“SIE”), Summer Infant Asia, Ltd. (“SIA”) and the stockholders of each of SII, SIE and SIA (the “Stockholders”).

10.2	Voting Agreement dated August 31, 2006 among KBL, certain stockholders of KBL and the Stockholders.

10.3	Form of Lock-Up Agreement, dated August 31, 2006 executed by each of the Stockholders.

10.4	Form of Employment Agreement between KBL and Jason Macari.

10.5	Form of Employment Agreement between KBL and Steven Gibree.

10.6	Form of Employment Agreement between KBL and Dr. Marlene Krauss.

10.7	Form of Employment Agreement between KBL and Joseph Driscoll.

10.8	Form of Escrow Agreement among KBL, the Stockholders’ Representative, and Continental Stock Transfer & Trust Company, as Escrow Agent.

10.9	Form of Registration Rights Agreement among KBL and stockholder parties thereto.

99.1	Press release of KBL, dated August 31, 2006 (including unaudited financial information regarding Summer Infant, Inc. and its affiliated companies).

99.2	Certain unaudited consolidated financial statements of Summer Infant, Inc. and its affiliated companies.

99.3	Investor Presentation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 5, 2006	KBL HEALTHCARE ACQUISITION CORP. II

	By:	/s/ Michael Kaswan
	Name:	Michael Kaswan
	Title:	Chief Operating Officer